EXHIBIT 10.4

GANNETT CO., INC.
2015 DEFERRED COMPENSATION PLAN
RULES FOR PRE-2005 DEFERRALS
Amendment No. 3

Gannett Co. Inc. hereby amends the Gannett Co., Inc. Deferred Compensation Plan, Rules for Pre-2005 Deferrals, as amended, (the “Plan”) effective as of the date specified below, as follows:

1.	Effective as of the date of this amendment, Section 2.6(b) is amended by deleting the last sentence of such Section.

2.	Section 3.5(a) is amended by adding the following provision to the end thereof:

The Board delegates to the Company’s Chief Executive Officer, Chief Financial Officer and Chief People Officer the authority to adopt any amendment or restatement which they deem necessary or appropriate to facilitate or improve the administration, management, operation or interpretation of the Plan; provided that such amendment or restatement may not increase the level of benefits provided to participants under the Plan and such authority may only be exercised with the unanimous agreement of such individuals.

3.	Section 3.8 is amended replacing such Section in its entirety with the following:

3.8    Claims and Appeals

The Committee shall maintain claims and appeals procedures with respect to the filing of claims for benefits under the Plan. Such procedures are hereby incorporated by reference into this Plan and shall comply with the requirements of ERISA Section 503 and the regulations issued thereunder.

Notwithstanding the foregoing, following a change in control, the independent fiduciary shall be responsible for deciding claims and appeals pursuant to the procedures described above. Any decision on a claim by the independent fiduciary shall be final and binding on the claimant, and the claimant’s heirs, assigns, administrator, executor, and any other person claiming through the claimant.

IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of October 17, 2018.
GANNETT CO., INC.

By: /s/ David Harmon
Name: David Harmon
Title: Chief People Officer